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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:


           MEDQUIST INC. ANNOUNCES FILING OF A REGISTRATION STATEMENT


         Marlton, New Jersey -- March 25, 1999 -- MedQuist Inc. (Nasdaq: "MEDQ") announced today the filing with the Securities and Exchange Commission of a registration statement on Form S-3 for a public offering of 4,193,467 shares of its Common Stock. Of the total shares being offered, 1,000,000 shares are expected to be offered by MedQuist and 3,193,467 shares are expected to be offered by existing MedQuist shareholders. In addition, MedQuist expects to grant the underwriters an over-allotment option with respect to an additional 629,020 registered shares. The net proceeds expected to be received by MedQuist from the proposed offering will be used for its working capital and general corporate purposes, including acquisitions.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The offering may be made only by written prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

         MedQuist is the leading provider of medical transcription services, a key component in the provision of healthcare services. MedQuist serves approximately 2,300 customers nationwide through its 77 client service centers.

Contact: John R. Emery, Senior Vice President, Treasurer and
                        Chief Financial Officer,
         MedQuist Inc., (609) 596-8877

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